Astoria Financial Corporation Reports Fourth Quarter Earnings And Full Year Earnings Per Share Of $0.17 And $0.55, Respectively

Quarterly Cash Dividend of $0.04 Per Share Declared; Sets Annual Shareholder Meeting Date

LAKE SUCCESS, N.Y., Jan. 23, 2013 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria," the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $16.9 million, or $0.17 diluted earnings per share ("diluted EPS"), for the quarter ended December 31, 2012, compared to net income of $11.8 million, or $0.12 diluted EPS, for the quarter ended December 31, 2011. For the year ended December 31, 2012, net income totaled $53.1 million, or $0.55 diluted EPS, compared to net income of $67.2 million, or $0.70 diluted EPS, for the year ended December 31, 2011.

Included in the 2012 fourth quarter net income is a $6.0 million ($3.9 million, or $0.04 per share, after tax) gain resulting from the sale of the Company's entire holdings of Freddie Mac preferred stock and a $2.2 million ($1.4 million, or $0.02 per share, after-tax) charge related to the previously announced settlement of employment agreements associated with executive retirements in the 2012 first quarter. Also included in the 2012 full year net income are net charges totaling $3.4 million, ($2.2 million, or $0.02 per share, after-tax), representing severance related expenses associated with cost control initiatives implemented in the 2012 first quarter and a $1.2 million expense ($785,000, or $0.01 per share, after-tax) related to the early extinguishment of debt in the 2012 third quarter.

Financial Highlights

  Loan Portfolio Shift Continues: Higher-yielding multi-family/commercial real estate loans ("MF/CRE") continue to become a larger percentage of the loan portfolio; increased to 24% of total loans from 18% a year ago.
  Greater Core Deposit Concentration: Lower cost core deposits continue to become a larger percentage of deposit liabilities; increased to 62% of total deposits from 51% a year ago; business deposits increased 12% from a year ago to $489.3 million.
  Cost Control Initiatives Continue to Benefit Operating Efficiency.
  Delinquent Loans, Non-performing Loans and REO Continue to Decline.

Commenting on the 2012 fourth quarter results, Monte N. Redman, President and Chief Executive Officer of Astoria, stated, "I am pleased to report continued improvements in the asset and liability mix which reflect our success in repositioning the balance sheet from lower yielding residential mortgage loans to higher yielding MF/CRE loans and from higher cost CD accounts to lower cost core deposits. These efforts had a positive benefit on the net interest margin. Additionally, our focus on controlling operating expenses and continued improvement in asset quality provides a positive contribution to earnings."

Board Declares Quarterly Cash Dividend of $0.04 Per Share; Sets Annual Shareholder Meeting Date
The Board of Directors of the Company, at its January 23, 2013 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on March 1, 2013 to shareholders of record as of February 15, 2013. This is the seventy-first consecutive quarterly cash dividend declared by the Company. The Board also established May 15, 2013 as the date for the Annual Meeting of Shareholders, with a voting record date of March 25, 2013.

Fourth Quarter and Full Year Earnings Summary
Net interest income for the quarter ended December 31, 2012 totaled $87.4 million compared to $86.0 million for the previous quarter and $87.5 million for the 2011 fourth quarter. For the year ended December 31, 2012, net interest income totaled $348.3 million compared to $375.4 million for the year ended December 31, 2011. The net interest margin for the quarter ended December 31, 2012 was 2.21% compared to 2.09% for the previous quarter and 2.20% for the 2011 fourth quarter. The margin for the previous quarter was negatively impacted by approximately nine basis points due to the additional short-term carrying cost of an additional $250 million of senior notes whose proceeds were used to repay the Company's 5.75% senior notes in September. For the year ended December 31, 2012, the net interest margin was 2.16% compared to 2.30% for the year ended December 31, 2011.

For the quarter ended December 31, 2012, a $10.9 million provision for loan losses was recorded, which compares to $9.5 million for the previous quarter and $10.0 million for the comparable 2011 quarter. For the year ended December 31, 2012, the provision for loan losses totaled $40.4 million compared to $37.0 million for the year ended December 31, 2011.

Non-interest income totaled $21.6 million for the quarter ended December 31, 2012 compared to $16.6 million for the previous quarter and $17.3 million for the 2011 fourth quarter. For the year ended December 31, 2012, non-interest income totaled $73.2 million compared to $68.9 million for the year ended December 31, 2011. The 2012 fourth quarter and full year non-interest income includes a $6.0 million gain on sale of securities resulting from the sale of the Company's Freddie Mac preferred stock in the 2012 fourth quarter. The sale of the stock, which had been written off in prior years as an impaired asset for book purposes, had the effect of reducing the Company's net deferred tax asset ("DTA") and eliminated the potential risk for the exclusion of the DTA related to the Freddie Mac stock from regulatory capital in future periods.

General and administrative ("G&A") expense for the quarter ended December 31, 2012 totaled $73.2 million compared to $72.6 million for the previous quarter and $77.2 million for the 2011 fourth quarter. For the year ended December 31, 2012, G&A expense totaled $300.1 million compared to $301.4 million for the year ended December 31, 2011. The fourth quarter G&A expense includes a $2.2 million settlement charge associated with previously announced executive retirements. The full year 2012 expense includes net charges totaling $5.6 million representing severance related expenses associated with cost control initiatives implemented in the 2012 first quarter, including the 2012 fourth quarter settlement charge, and a $1.2 million expense related to the early extinguishment of debt in the 2012 third quarter.

Impact from Hurricane Sandy
Repair and recovery costs as a result of Hurricane Sandy reflected in non-interest expense totaled $855,000. In addition, in support of the communities we serve, the Company contributed relief donations of $154,000 and waived banking fees of approximately $328,000 for customers impacted by the storm. From a credit standpoint, we have not currently experienced any notable increase in missed loan payments.

Balance Sheet Summary
Total assets decreased $525.4 million from December 31, 2011 to $16.5 billion at December 31, 2012. The decline is primarily attributable to a decrease in the securities portfolio. The net decline in the loan portfolio, down $50.6 million year-over-year, reflects the changing mix in the loan composition, with multi-family loans increasing and residential loans decreasing as a percentage of the total loan portfolio.

The residential (one-to-four family) loan portfolio decreased $528.2 million from September 30, 2012 and $850.3 million from December 31, 2011 to $9.7 billion at December 31, 2012. The decline was due to the pace of residential loan prepayments exceeding the pace of residential loan originations due to historic low interest rates for 30-year fixed rate conforming loans, thereby making the hybrid ARM product less attractive to borrowers. For the quarter and year ended December 31, 2012, residential loan originations for portfolio totaled $220.4 million and $2.5 billion, respectively, compared to $1.1 billion and $3.5 billion, respectively, for the comparable 2011 periods. The loan-to-value ratio of the residential loan production for portfolio for the 2012 fourth quarter and full year averaged approximately 59% and 60%, respectively, at origination and the loan amount averaged approximately $782,000 and $738,000, respectively. Residential loan prepayments for the quarter and year ended December 31, 2012 totaled $633.7 million and $2.9 billion, respectively, compared to $996.0 million and $3.3 billion, respectively, for the comparable 2011 periods. "We expect the level of residential loan prepayments to continue to remain elevated and residential ARM loan production to remain tepid as 30-year fixed rate mortgage interest rates are expected to remain at historic lows for some time," Mr. Redman noted.

The combined MF/CRE portfolios increased $203.4 million, or 7%, from September 30, 2012 and $827.0 million, or 35%, from December 31, 2011 to $3.2 billion at December 31, 2012, and represents 24% of the total loan portfolio. For the quarter and year ended December 31, 2012, MF/CRE loan originations totaled $383.4 million and $1.6 billion, respectively, compared to $202.9 million and $204.0 million, respectively, for the comparable 2011 periods. The $1.6 billion of MF/CRE loans originated during 2012 have loan to value ratios averaging approximately 53% at origination and balances averaging approximately $3.1 million with a weighted average coupon of 3.63%. Commenting on the loan volume, Mr. Redman noted, "I am very pleased that our 2012 MF/CRE loan production exceeded our expectations, which demonstrates the success achieved since re-entering this business in late 2011. We remain confident that our continued focus on MF/CRE lending will further enhance our franchise and benefit the net interest margin and future profitability." MF/CRE loan prepayments for the quarter and year ended December 31, 2012 totaled $150.6 million and $694.8 million, respectively, compared to $182.4 million and $684.9 million for the comparable 2011 periods.

The securities portfolio declined $242.4 million, or 11%, from September 30, 2012 and $438.6 million, or 18%, from December 31, 2011 and totaled $2.0 billion at December 31, 2012 representing 12% of total assets at December 31, 2012.

Deposits decreased $94.9 million from September 30, 2012 and $801.7 million from December 31, 2011 and totaled $10.4 billion at December 31, 2012. These declines are due to decreases of $363.9 million and $1.6 billion, respectively, in high cost CDs, offset by increases of $269.0 million and $757.0 million, respectively, in low cost core deposits. Core deposits, which totaled $6.5 billion, or 62% of total deposits, at December 31, 2012, had an average cost of 20 basis points for the 2012 fourth quarter. The growth in core deposits is a result of our efforts to reposition the mix of both assets and liabilities. Business core deposits for the year 2012 increased 12% and totaled $489.3 million at December 31, 2012. Mr. Redman, commenting on the growth in business banking, stated, "Our business banking expansion initiatives helped facilitate the growth in our core deposits and are generating new core relationships within the community and deepening our existing relationships."

Borrowings decreased $435.9 million from September 30, 2012 and increased $251.9 million from December 31, 2011 to $4.4 billion at December 31, 2012. During the full year 2012, we extended $700.0 million of borrowings with a weighted average rate of 1.05% and a weighted average term of 46 months, excluding the 5.00% Senior Notes issued in June 2012, the proceeds of which were used to redeem our 5.75% Senior Notes in September 2012. In addition, notwithstanding the decline in CDs, during the full year of 2012, we extended $672.2 million of CDs for terms of two years or more. These transactions were initiated in an effort to help limit our exposure to future increases in interest rates. At December 31, 2012, our one year interest rate sensitivity gap was positive 13.23%.

Stockholders' equity totaled $1.3 billion, or 7.84% of total assets, at December 31, 2012. Astoria Federal continues to be well-capitalized with leverage, tangible, total risk-based and Tier 1 risk-based capital ratios of 9.24%, 9.24%, 16.49% and 15.23%, respectively, at December 31, 2012.

Asset Quality
Non-performing loans ("NPLs"), including troubled debt restructurings ("TDRs") of $32.8 million, totaled $315.1 million, or 1.91% of total assets, at December 31, 2012, a decrease of $7.1 million from the previous quarter and $17.8 million from December 31, 2011. As a result of the implementation of regulatory guidance, the Company has reflected $12.5 million of residential loans in Chapter 7 bankruptcy as TDRs, of which $5.7 million were newly included in NPLs, even though less than 90 days delinquent, as of year-end 2012. At December 31, 2012, residential NPLs totaled $291.1 million, MF/CRE NPLs totaled $17.5 million and consumer and other NPLs totaled $6.5 million, compared to $294.7 million, $21.4 million and $6.1 million, respectively, at September 30, 2012. Of the $291.1 million of residential NPLs, $242.0 million, or 83%, represent residential loans which, at 180 days delinquent and annually thereafter, were reviewed and charged-off, as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs.

The following table illustrates a two-year migration for loan delinquencies:

($ in millions)	30-59 Days Past Due	60-89 Days Past Due	Combined 30-89 Days Past Due	90 + Days Past Due (NPLs)	Total 30+ Days Past Due
At Dec. 31, 2010	$165.8	$ 54.3	$220.1	$390.7	$610.8
At Dec. 31, 2011	$166.7	$ 48.8	$215.5	$332.9	$548.4
At Dec. 31, 2012	$145.0	$ 36.9	$181.9	$315.1	$497.0

The table below details, as of December 31, 2012, the ten largest concentrations by state of residential loans and the respective non-performing loan totals in those states.

($ in millions) State	Residential Loans	% of Total Residential Loan Portfolio	Total Residential NPLs	Residential NPLs as % of State Total
New York	$2,790.8	28.7%	$43.0	1.54%
Illinois	$1,036.2	10.7%	$40.7	3.93%
Connecticut	$1,031.5	10.6%	$30.2	2.93%
Massachusetts	$ 797.0	8.2%	$ 7.8	0.98%
New Jersey	$ 717.1	7.4%	$58.3	8.13%
Virginia	$ 591.2	6.1%	$11.5	1.95%
California	$ 582.5	6.0%	$26.2	4.50%
Maryland	$ 567.0	5.8%	$33.0	5.82%
Washington	$ 269.1	2.8%	$ 3.7	1.37%
Texas	$ 253.0	2.6%	$ 0.1	0.04%
Top 10 States	$ 8,635.4	88.9%	$254.5	2.95%
All other states (1,2)	$ 1,075.8	11.1%	$ 36.6	3.40%
Total Portfolio	$ 9,711.2	100.0%	$291.1	3.00%
(1) Includes 25 states and Washington, D.C.
(2) Includes Florida with $172.7 million total loans, of which $18.1 million are non-performing loans.

Selected Asset Quality Metrics
(at or for the three months ended December 31, 2012, except as noted)
($ in millions)	Residential	Multi- family	CRE	Consumer & Other	Total
Loan portfolio balance	$ 9,711.2	$ 2,406.7	$ 773.9	$ 264.1(1)	$13,224.0 (2)
Non-performing loans	$ 291.1 (3)(4)	$ 10.7(5)	$ 6.9	$ 6.5	$ 315.1(6)
NPLs/total loans	2.20%	0.08%	0.05%	0.05%	2.38%
Net charge-offs 4Q12	$ 9.8	$ 3.1	$ 0.9	$ 0.1	$ 13.9
Net charge-offs YTD	$ 41.4	$ 6.1	$ 2.6	$ 2.0	$ 52.1
(1) Includes home equity loans of $231.9 million
(2) Includes $68.1 million of net unamortized premiums and deferred loan costs
(3) Includes $242.0 million of NPLs reviewed, and charged-off as needed, at 180 days delinquent and annually thereafter
(4) Includes $26.5 million of TDRs
(5) Includes $5.8 million of TDRs
(6) Does not foot due to rounding

Included in the 2012 fourth quarter residential net loan charge-offs are $8.0 million of charge-offs on $50.5 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed in the 2012 fourth quarter and charged-off, as needed, to the estimated fair value of the underlying collateral less estimated selling costs. "While the trend of lower NPLs is continuing, we expect NPL levels will remain somewhat elevated for some time, especially in those states requiring judicial foreclosure. It is important to note that the loss potential remaining has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 83% of the residential NPLs to their adjusted fair value less estimated selling costs," Mr. Redman noted.

Future Outlook
Commenting on the outlook for 2013, Mr. Redman stated, "With the yield curve remaining flat and interest rates expected to remain at historic lows for the near term, the operating environment for financial institutions remains challenging. We will, therefore, continue to concentrate on growing the MF/CRE loan portfolio and increasing low-cost core deposits, particularly through the expansion of our business banking platform in 2013. This will include the addition of seasoned business relationship managers to accelerate business deposit growth, coupled with the opening of several branches in select communities that offer increased opportunities to extend our business banking footprint. While these initiatives are expected to result in higher G&A expenses this year, we expect that they will further enhance the value of our franchise and improve future profitability. In addition, the positive effect of the balance sheet repositioning should help mitigate the negative impact of the low interest rate environment and allow us to maintain a net interest margin for 2013 at, or slightly higher than, the margin for the 2012 full year."

Earnings Conference Call January 24, 2013 at 10:00 a.m. (ET)
The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, January 24, 2013 at 10:00 a.m. (ET). The toll-free dial-in number is (877) 709-8150. A telephone replay will be available on January 24, 2013 from 1:00 p.m. (ET) through midnight, Saturday, February 2, 2013. The replay number is (877) 660-6853, ID# 405678. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

Astoria Financial Corporation, with assets of $16.5 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $10.4 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and through correspondent relationships covering nine states and the District of Columbia. Astoria Federal also originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the metropolitan area.

Forward Looking Statements
This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures may adversely affect our business; transition of our regulatory supervisor from the Office of Thrift Supervision to the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve Board, or FRB; effects of changes in existing U.S. government or government-sponsored mortgage programs; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	December 31,	December 31,
	2012	2011
ASSETS
Cash and due from banks	$121,473	$132,704
Securities available-for-sale	336,300	344,187
Securities held-to-maturity
(fair value of $1,725,090 and $2,176,925, respectively)	1,700,141	2,130,804
Federal Home Loan Bank of New York stock, at cost	171,194	131,667
Loans held-for-sale, net	76,306	32,394
Loans receivable:
Mortgage loans, net	12,958,999	12,990,600
Consumer and other loans, net	264,973	284,004
	13,223,972	13,274,604
Allowance for loan losses	(145,501)	(157,185)
Total loans receivable, net	13,078,471	13,117,419
Mortgage servicing rights, net	6,947	8,136
Accrued interest receivable	41,688	46,528
Premises and equipment, net	115,632	119,946
Goodwill	185,151	185,151
Bank owned life insurance	418,155	409,637
Real estate owned, net	28,523	48,059
Other assets	216,661	315,423

TOTAL ASSETS	$16,496,642	$17,022,055

LIABILITIES
Deposits	$10,443,958	$11,245,614
Reverse repurchase agreements	1,100,000	1,700,000
Federal Home Loan Bank of New York advances	2,897,000	2,043,000
Other borrowings, net	376,496	378,573
Mortgage escrow funds	113,101	110,841
Accrued expenses and other liabilities	272,098	292,829

TOTAL LIABILITIES	15,202,653	15,770,857

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 98,419,318 and 98,537,715 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	884,689	875,395
Retained earnings	1,891,022	1,861,592
Treasury stock (68,075,570 and 67,957,173 shares, at cost, respectively)	(1,406,755)	(1,404,311)
Accumulated other comprehensive loss	(73,090)	(75,661)
Unallocated common stock held by ESOP
(967,013 and 2,042,367 shares, respectively)	(3,542)	(7,482)

TOTAL STOCKHOLDERS' EQUITY	1,293,989	1,251,198

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,496,642	$17,022,055

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Interest income:
Residential mortgage loans	$86,242	$101,637	$372,478	$433,951
Multi-family and commercial real estate mortgage loans	38,606	37,518	149,694	162,433
Consumer and other loans	2,314	2,412	9,258	9,889
Mortgage-backed and other securities	12,312	18,623	61,757	82,055
Repurchase agreements and interest-earning cash accounts	56	16	338	237
Federal Home Loan Bank of New York stock	2,056	1,297	6,984	6,683
Total interest income	141,586	161,503	600,509	695,248
Interest expense:
Deposits	19,542	31,893	98,021	138,049
Borrowings	34,638	42,079	154,219	181,773
Total interest expense	54,180	73,972	252,240	319,822

Net interest income	87,406	87,531	348,269	375,426
Provision for loan losses	10,900	10,000	40,400	37,000
Net interest income after provision for loan losses	76,506	77,531	307,869	338,426
Non-interest income:
Customer service fees	9,040	10,439	39,520	46,135
Other loan fees	703	786	2,640	3,160
Gain on sales of securities	6,000	-	8,477	-
Mortgage banking income, net	1,673	1,570	6,820	4,413
Income from bank owned life insurance	2,366	2,655	9,439	10,257
Other	1,861	1,840	6,339	4,950
Total non-interest income	21,643	17,290	73,235	68,915
Non-interest expense:
General and administrative:
Compensation and benefits	34,080	37,952	139,140	151,149
Occupancy, equipment and systems	17,414	16,515	67,406	65,182
Federal deposit insurance premiums	11,763	10,554	47,363	38,083
Advertising	768	1,486	6,392	7,842
Other	9,165	10,741	39,832	39,161
Total non-interest expense	73,190	77,248	300,133	301,417

Income before income tax expense	24,959	17,573	80,971	105,924
Income tax expense	8,043	5,809	27,880	38,715

Net income	$16,916	$11,764	$53,091	$67,209

Basic earnings per common share	$0.17	$0.12	$0.55	$0.70

Diluted earnings per common share	$0.17	$0.12	$0.55	$0.70

Basic weighted average common shares	95,907,718	93,979,192	95,455,344	93,253,928
Diluted weighted average common and common
equivalent shares	95,907,718	93,979,192	95,455,344	92,253,928

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended December 31,
		2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$10,091,712	$86,242	3.42%	$10,647,279	$101,637	3.82%
Multi-family and commercial real estate	3,058,470	38,606	5.05	2,355,391	37,518	6.37
Consumer and other loans (1)	268,109	2,314	3.45	288,171	2,412	3.35
Total loans	13,418,291	127,162	3.79	13,290,841	141,567	4.26
Mortgage-backed and other securities (2)	2,106,362	12,312	2.34	2,415,348	18,623	3.08
Interest-earning cash accounts	90,548	56	0.25	54,464	16	0.12
Federal Home Loan Bank stock	179,397	2,056	4.58	127,078	1,297	4.08
Total interest-earning assets	15,794,598	141,586	3.59	15,887,731	161,503	4.07
Goodwill	185,151			185,151
Other non-interest-earning assets	768,114			956,675
Total assets	$16,747,863			$17,029,557

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,798,866	353	0.05	$2,737,029	1,750	0.26
Money market	1,497,279	2,702	0.72	1,031,489	2,181	0.85
NOW and demand deposit	2,010,158	164	0.03	1,830,974	303	0.07
Total savings, money market and
NOW and demand deposit	6,306,303	3,219	0.20	5,599,492	4,234	0.30
Certificates of deposit	4,126,333	16,323	1.58	5,675,628	27,659	1.95
Total deposits	10,432,636	19,542	0.75	11,275,120	31,893	1.13
Borrowings	4,622,347	34,638	3.00	4,024,787	42,079	4.18
Total interest-bearing liabilities	15,054,983	54,180	1.44	15,299,907	73,972	1.93
Non-interest-bearing liabilities	394,591			456,406
Total liabilities	15,449,574			15,756,313
Stockholders' equity	1,298,289			1,273,244
Total liabilities and stockholders' equity	$16,747,863			$17,029,557

Net interest income/
net interest rate spread (3)		$87,406	2.15%		$87,531	2.14%
Net interest-earning assets/
net interest margin (4)	$739,615		2.21%	$587,824		2.20%
Ratio of interest-earning assets to
interest-bearing liabilities	1.05x			1.04x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Twelve Months Ended December 31,
		2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$10,464,169	$372,478	3.56%	$10,687,593	$433,951	4.06%
Multi-family and commercial real estate	2,739,095	149,694	5.47	2,608,792	162,433	6.23
Consumer and other loans (1)	273,907	9,258	3.38	297,394	9,889	3.33
Total loans	13,477,171	531,430	3.94	13,593,779	606,273	4.46
Mortgage-backed and other securities (2)	2,312,270	61,757	2.67	2,435,028	82,055	3.37
Repurchase agreements and
interest-earning cash accounts	142,745	338	0.24	128,396	237	0.18
Federal Home Loan Bank stock	164,707	6,984	4.24	132,666	6,683	5.04
Total interest-earning assets	16,096,893	600,509	3.73	16,289,869	695,248	4.27
Goodwill	185,151			185,151
Other non-interest-earning assets	824,481			919,617
Total assets	$17,106,525			$17,394,637

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,818,440	4,437	0.16	$2,762,155	9,562	0.35
Money market	1,318,943	8,944	0.68	616,048	4,551	0.74
NOW and demand deposit	1,933,156	978	0.05	1,798,719	1,175	0.07
Total savings, money market and
NOW and demand deposit	6,070,539	14,359	0.24	5,176,922	15,288	0.30
Certificates of deposit	4,702,693	83,662	1.78	6,156,148	122,761	1.99
Total deposits	10,773,232	98,021	0.91	11,333,070	138,049	1.22
Borrowings	4,624,841	154,219	3.33	4,368,659	181,773	4.16
Total interest-bearing liabilities	15,398,073	252,240	1.64	15,701,729	319,822	2.04
Non-interest-bearing liabilities	430,466			427,225
Total liabilities	15,828,539			16,128,954
Stockholders' equity	1,277,986			1,265,683
Total liabilities and stockholders' equity	$17,106,525			$17,394,637

Net interest income/
net interest rate spread (3)		$348,269	2.09%		$375,426	2.23%
Net interest-earning assets/
net interest margin (4)	$698,820		2.16%	$588,140		2.30%
Ratio of interest-earning assets to
interest-bearing liabilities	1.05x			1.04x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Annualized)
Selected Returns and Financial Ratios
Return on average stockholders' equity	5.21%	3.70%	4.15%	5.31%
Return on average tangible stockholders' equity (1)	6.08	4.32	4.86	6.22
Return on average assets	0.40	0.28	0.31	0.39
General and administrative expense to average assets	1.75	1.81	1.75	1.73
Efficiency ratio (2)	67.12	73.70	71.21	67.83
Net interest rate spread	2.15	2.14	2.09	2.23
Net interest margin	2.21	2.20	2.16	2.30

Asset Quality Data (dollars in thousands)
Non-performing assets (3)			$343,609	$380,916
Non-performing loans (3)			315,086	332,857
Loans 60-89 days delinquent			36,947	48,815
Loans 30-59 days delinquent			144,932	166,740
Net charge-offs	$13,871	$31,166	52,084	81,314

Non-performing loans/total loans			2.38%	2.51%
Non-performing loans/total assets			1.91	1.96
Non-performing assets/total assets			2.08	2.24
Allowance for loan losses/non-performing loans			46.18	47.22
Allowance for loan losses/total loans			1.10	1.18
Net charge-offs to average loans outstanding	0.41%	0.94%	0.39	0.60

Capital Ratios (Astoria Federal)
Tangible			9.24%	8.70%
Leverage			9.24	8.70
Total risk-based			16.49	16.08
Tier 1 risk-based			15.23	14.80

Other Data
Cash dividends paid per common share	$0.04	$0.13	$0.25	$0.52
Book value per share (4)			13.28	12.97
Tangible book value per share (5)			11.38	11.05
Tangible common stockholders' equity/tangible assets (1) (6)			6.80%	6.33%
Mortgage loans serviced for others (in thousands)			$1,443,672	$1,446,646
Full time equivalent employees			1,530	1,636

(1)	Tangible stockholders' equity represents stockholders' equity less goodwill.
(2)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)

Non-performing assets and non-performing loans include, but are not limited to, residential mortgage loans which at 180 days past due and annually thereafter we obtained an estimate of collateral value and charged-off any portion of the loan in excess of the estimated collateral value less estimated selling costs.

(4)	Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(5)	Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(6)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At December 31, 2012		At September 30, 2012		At December 31, 2011
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$9,420,175	3.73%	$9,944,659	3.80%	$10,243,672	4.16%
Multi-family and commercial real estate	3,163,067	4.65	2,955,786	4.90	2,344,655	5.88
Mortgage-backed and other securities (3)	2,036,441	3.26	2,278,796	3.33	2,474,991	3.57

Interest-bearing liabilities:
Savings	2,802,298	0.05	2,811,647	0.05	2,750,715	0.25
Money market	1,586,556	0.74	1,438,287	0.53	1,114,404	0.71
NOW and demand deposit	2,094,733	0.03	1,964,636	0.03	1,861,488	0.06
Total savings, money market and
NOW and demand deposit	6,483,587	0.21	6,214,570	0.15	5,726,607	0.28
Certificates of deposit	3,960,371	1.55	4,324,312	1.66	5,519,007	1.93
Total deposits	10,443,958	0.72	10,538,882	0.77	11,245,614	1.09
Borrowings, net	4,373,496	3.03	4,809,366	2.94	4,121,573	3.98

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2) Mortgage loans exclude loans held-for-sale and non-performing loans.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com